EXHIBIT 99.1

Ceragenix Enters into Agreement to License CSA-54 and other Ceragenin Compounds To Biopharmaceutical Company for HIV and STD Applications

FirstPoint Biotech To Pay Development Costs; Ceragenix To Receive Milestone Payments and Royalties

DENVER—Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP) (the “Company”), a biopharmaceutical and medical device company focused on infectious disease and dermatology, today announced that it has entered into a license agreement with FirstPoint Biotech, Inc. (“FPBT”) (www.firstpointbiotech.com), a privately held biopharmaceutical company with headquarters in San Francisco, California for the development of CSA-54 and other members of the Ceragenin™ family of preclinical compounds for use as potential systemic and topical therapies in the treatment and prevention of HIV and sexually transmitted diseases. The agreement covers the potential use of these compounds as both drugs and incorporation into medical devices such as condoms, sprays or gels.

Pursuant to the terms of the Agreement, FPBT will have the responsibility to undertake the clinical development and commercialization of these compounds within these fields of use and Ceragenix will provide ongoing consultation. The agreement provides for payment of milestone payments and royalties. Additional financial terms were not disclosed.

As previously reported by the Company, researchers from Vanderbilt University have found that CSA-54 potently inhibits HIV infection of primary human CD4+ T cells, the virus’s in vivo targets, and was not toxic to epithelial cells at concentrations significantly higher than those required to kill the virus. In addition, CSA-54 killed a wide range of HIV isolates, and completely blocked genetically engineered HIV that enters the cells independent of the cell surface receptor the virus normally uses.

“We are very pleased that development of CSA-54 as a potential therapy for the treatment and/or prevention of HIV will be continued,” said Steven Porter, Chairman and Chief Executive Officer of the Company. “Given our focus on antimicrobial coatings for medical devices, this was not an application that we could have pursued on our own.”

Roslynne Flacks, Executive Chairman of FPBT stated:

“Human immunodeficiency virus (“HIV”) infection in humans is now pandemic. According to current estimates, HIV is set to infect 90 million people in Africa alone, resulting in a minimum estimate of 18 million orphans. In the face of such a virulent enemy and the recent failure of vaccine trials, it is imperative that new approaches for preventing and treating this horrific disease be actively pursued. We believe that CSA-54 and other Ceragenin compounds may play a vital role in this effort and we plan to use the resources of a leading contract research organization with experience in HIV drug development to accelerate the development of these promising compounds.”

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical and medical device company focused on infectious disease and dermatology. The Company has two base technology platforms; Ceragenins(tm) or (“CSAs”) for treatment of infectious disease and Barrier Repair for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenin(tm) compounds are active against a broad range of gram positive and negative bacteria. We have used our Ceragenin(tm) technology to formulate Cerashield(tm) antimicrobial coatings for medical devices. All Ceragenin(tm) and Cerashield(tm) products are currently in the developmental stage. Ceragenix’s patented Barrier Repair technology, invented by Dr. Peter Elias, is the platform for the development of two prescription topical

creams—EpiCeram® and NeoCeram™. EpiCeram(r) has been cleared for marketing by the United States Food and Drug Administration (“FDA”) and the Company has entered into an exclusive supply and distribution agreement with Dr. Reddy’s Laboratories, Inc. (“DRL”) for the marketing and sales of the product in the United States. The Company anticipates that DRL will launch EpiCeram(r) during the second half of 2008. For additional information on Ceragenix, please visit www.ceragenix.com.

About FirstPoint BioTech

FirstPoint BioTech Inc. specializes in innovation, research and development and the deployment of proprietary breakthrough technology. FirstPoint is in the process of establishing a substantial intellectual property portfolio with international patents in a number of pharmabiotechnology areas.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin™ technology; the ability of the Company to meet its obligations under the supply and distribution agreement with Dr. Reddy’s Laboratories including, but not limited to, delivering shelf stable product prior to the planned launch; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the FDA; successful clinical trials of the Company’s planned products including, the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular important factors that could cause actual results to differ materially from our forward-looking statements including FPBT’s ability to raise sufficient capital to fund its planned development activities and obligations to the Company under the license agreement, general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this press release may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K to be filed in 2008. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Ceragenix Pharmaceuticals, Inc.

Steven Porter, 720-946-6440

Chief Executive Officer

or

Media

Armada Medical Marketing

Dan Snyders, 303-623-1190 x230

dan@armadamedical.com

or

FirstPoint BioTech, Inc.

Roslynne Flacks

Executive Chairman

416-496-7255 (direct line) Eastern Time Zone

416-970-4600 (cell) Eastern Time Zone

905-248-5181 (fax)

rflacks@firstpointbiotech.com

www.firstpointbiotech.com

End of Filing